Exhibit 23.2

Consent of UHY LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-XXXXXX) of our report dated March 16, 2010, relating to the consolidated financial statements of TranSwitch Corporation and subsidiaries (TranSwitch) as of December 31, 2009 and for each of the years in the two-year period ended December 31, 2009, which appear in the December 31, 2010 annual report on Form 10-K of TranSwitch.

/s/ UHY LLP

Houston, Texas
June 22, 2011